Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

EYENOVIA, INC.

Eyenovia, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

1.           The name of the Corporation is Eyenovia, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 23, 2014. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 9, 2014, which was subsequently amended by that certain Certificate of Amendment to the Amended and Restated Certificate of Incorporation, which was filed with the Secretary of State of the State of Delaware on October 6, 2016, and which was subsequently amended by that certain Second Certificate of Amendment to Amended and Restated Certificate of Incorporation, which was filed with the Secretary of State of the State of Delaware on July 6, 2017.

2.           The text of the Amended and Restated Certificate of Incorporation, as heretofore amended, is hereby amended and restated in its entirety to read as set forth in EXHIBIT A attached hereto and is hereby incorporated herein by this reference.

EXHIBIT A

ARTICLE I

The name of the Corporation is Eyenovia, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, 19808. The name of the registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

The total number of shares of capital stock that the Corporation shall have authority to issue is ninety-six million (96,000,000) shares, consisting of sixty million (60,000,000) shares of Common Stock, $0.0001 par value per share, and thirty-six million (36,000,000) shares of Preferred Stock, $0.0001 par value per share. The first series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of twenty million (20,000,000) shares. The second series of Preferred Stock shall be designated “Series A-2 Preferred Stock” and shall consist of five million seven hundred fourteen thousand two hundred eighty six (5,714,286) shares. The third series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of ten million (10,000,000) shares. The undesignated Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to determine the designation of any series, to fix the number of shares of any series of the undesignated Preferred Stock, and to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of undesignated Preferred Stock, and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of the undesignated Preferred Stock, to increase or decrease (but not below the number of shares of any such Series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V

The terms and provisions of the Common Stock and Preferred Stock are as follows:

1.           Definitions. For purposes of this ARTICLE V, the following definitions shall apply:

(a)          “Conversion Price” shall mean (i) $1.00 per share for the Series A Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein); (ii) $1.40 per share for the Series A-2 Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein) and (iii) $1.86 per share for the Series B Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).

(b)          “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

(c)          “Corporation” shall mean Eyenovia, Inc.

(d)          “Distribution” shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise, other than dividends on Common Stock payable in Common Stock, or the purchase or redemption of shares of the Corporation by the Corporation for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchase of capital stock of the Corporation in connection with the settlement of disputes with any stockholder, and (iv) any other repurchase or redemption of capital stock of the Corporation approved by the holders of the Common and Preferred Stock of the Corporation voting as separate classes.

(e)          “Dividend Rate” shall mean (i) an annual rate of $0.00 per share for the Series A Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein), (ii) an annual rate of $0.00 per share for the Series A-2 Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein) and (iii) with respect to each share of Series B Preferred stock, an annual rate of eight percent (8%) of the Original Issue Price (as defined below) of the Series B Preferred Stock per annum (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(f)           “Liquidation Preference” shall mean (i) $1.00 per share for the Series A Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein); (ii) $1.40 per share for the Series A-2 Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein) and (iii) $1.86 per share for the Series B Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(g)          “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(h)          “Original Issue Price” shall mean (i) $1.00 per share for the Series A Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein); (ii) $1.40 per share for the Series A-2 Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein) and (iii) $1.86 per share for the Series B Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(i)           “Preferred Stock” shall mean the Series A Preferred Stock, the Series A-2 Preferred Stock, the Series B Preferred Stock or any other series of Preferred Stock designated by the Board of Directors.

(j)           “Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

2.           Dividends.

(a)          Preferred Stock. In any calendar year, the holders of outstanding shares of Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors (the “Board”), out of any assets at the time legally available therefor, at the Dividend Rate specified for such shares of Preferred Stock payable in preference and priority to any declaration or payment of any Distribution on Common Stock of the Corporation in such calendar year, in the following order and priority:

(i)          First, the holders of Series B Preferred Stock shall be entitled to receive dividends at the applicable Dividend Rate in preference to dividends payable with respect to all other shares of Series A-2 Preferred Stock, Series A Preferred Stock, Common Stock and any other equity security of the Corporation;

(ii)         Second, following the payment in full of any accrued and unpaid dividends payable to the holders of Series B Preferred Stock in such calendar year, the holders of Series A-2 Preferred Stock shall be entitled to receive dividends at the applicable Dividend Rate in preference to dividends payable with respect to all other shares of Series A Preferred Stock, Common Stock and any other equity security of the Corporation; and

(iii)        Thirds, following the payment in full of any accrued and unpaid dividends payable to the holders of Series B Preferred Stock and Series A-2 Preferred Stock in such calendar year, respectively, the holders of Series A Preferred Stock shall be entitled to receive dividends at the applicable Dividend Rate in preference to dividends payable with respect to all other shares of Common Stock and any other equity security of the Corporation.

No Distributions shall be made with respect to the Common Stock unless dividends on the Preferred Stock have been declared in accordance with the preferences stated herein and all declared dividends on the Preferred Stock have been paid or set aside for payment to the holders of Preferred Stock. The right to receive dividends on shares of Preferred Stock shall not be cumulative, and no right to dividends shall accrue to holders of Preferred Stock by reason of the fact that dividends on said shares are not declared or paid. Payment of any dividends to the holders of Preferred Stock shall be on a pro rata, pari passu basis in proportion to the Dividend Rates for each series of Preferred Stock.

(b)          Additional Dividends. After the payment or setting aside for payment of the dividends described in Section 2(a), any additional dividends (other than dividends on Common Stock payable solely in Common Stock) set aside or paid in any fiscal year shall be set aside or paid among the holders of the Preferred Stock and Common Stock then outstanding in proportion to the greatest whole number of shares of Common Stock which would be held by each such holder if all shares of Preferred Stock were converted at the then-effective Conversion Rate (as defined in Section 4).

(c)          Non-Cash Distributions. Whenever a Distribution provided for in this Section 2 shall be payable in property other than cash, the value of such Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board.

(d)          Waiver of Dividends. Any dividend preference of any Series of Preferred Stock may be waived, in whole or in part, by the consent or vote of the holders of at least seventy-five percent (75%) of the outstanding shares of such series.

3.           Liquidation Rights.

(a)          Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, or Deemed Liquidation Event:

(i)          First, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid pro rata based on the number of shares of Series B Preferred Stock owned by each holder in relation to the total number of shares of Series B Preferred Stock then outstanding, out of the assets of the Corporation legally available for Distribution to its stockholders before any payment shall be made to the holders of all other shares of Preferred Stock and Common Stock and any other equity security of the Corporation by reason of their ownership thereof, an amount per share equal to the applicable Liquidation Preference for the Series B Preferred Stock; provided that, if upon any such liquidation, dissolution or winding up of the Corporation, or Deemed Liquidation Event, the assets of the Corporation available for Distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock the full amount of their applicable Liquidation Preference, the holders of shares of Series B Preferred Stock shall share ratably in any Distribution of the assets available for Distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such Distribution if all amounts payable on or with respect to such shares were paid in full; and

(ii)         Second, following the payment to the holders of the Series B Preferred Stock in the full amount of their applicable Liquidation Preference, the holders of shares of Series A-2 Preferred Stock and Series A Preferred Stock then outstanding shall be entitled to be paid pro rata based on the number of shares of Series A-2 Preferred Stock and Series A Preferred Stock owned by each holder in relation to the total number of shares of Series A-2 Preferred Stock and Series A Preferred Stock then outstanding, out of the assets of the Corporation legally available for Distribution to its stockholders before any payment shall be made to the holders of all other shares of Preferred Stock and Common Stock and any other equity security of the Corporation by reason of their ownership thereof, an amount per share equal to the applicable Liquidation Preference for the Series A-2 Preferred Stock and Series A Preferred Stock; provided that, if upon any such liquidation, dissolution or winding up of the Corporation, or Deemed Liquidation Event, the assets of the Corporation available for Distribution to its stockholders shall be insufficient to pay the holders of shares of Series A-2 Preferred Stock and Series A Preferred Stock the full amount of their applicable Liquidation Preference, the holders of shares of Series A-2 Preferred Stock and Series A Preferred Stock shall share ratably in any Distribution of the assets available for Distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such Distribution if all amounts payable on or with respect to such shares were paid in full.

(b)          Remaining Assets. After the payment or setting aside for payment to the holders of Preferred Stock of the full amounts specified in Section 3(a), the entire remaining assets of the Corporation legally available for Distribution shall be distributed pro rata to holders of the Common Stock of the Corporation in proportion to the number of shares of Common Stock held by them.

(c)          Shares not Treated as Both Preferred Stock and Common Stock in any Distribution. Shares of Preferred Stock shall not be entitled to be converted into shares of Common Stock in order to participate in any Distribution, or series of Distributions, as shares of Common Stock, without first forgoing participation in the Distribution, or series of Distributions, as shares of Preferred Stock.

(d)          Deemed Liquidation Event. For purposes of this Section 3, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, unless the holders of at least seventy-five percent (75%) of the outstanding shares of Preferred Stock (voting as a single class on an as-converted basis) elect otherwise by written notice: (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions to which the Corporation or a subsidiary of the Corporation is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of related transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, as a result of shares in the Corporation held by such holders prior to such transaction or series of related transactions, a majority of the total voting power represented by the outstanding voting securities of the Corporation or such other surviving or resulting entity (or if the Corporation or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent) or (ii) a sale, lease, transfer or other disposition, including the exclusive license of all or substantially all of the Corporation’s intellectual property, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation, of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole, except where such sale, lease, transfer or other disposition is to the Corporation or one or more wholly-owned subsidiaries of the Corporation (each, a “Deemed Liquidation Event”). The treatment of any transaction or series of related transactions as a liquidation, dissolution or winding up pursuant to clause (i) or (ii) of the preceding sentence may be waived by the consent or vote of at least seventy-five percent (75%) of the outstanding Preferred Stock (voting as a single class and on an as-converted basis).

(e)          Allocation of Escrow. In the event of a Deemed Liquidation Event under Section 3(d), if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow, the definitive agreement for such transaction shall provide that the portion of such consideration that is placed in escrow shall be allocated among the holders of capital stock of the Corporation pro rata based on the amount of such consideration otherwise payable to each stockholder (such that each stockholder has placed in escrow the same percentage of the total consideration payable to such stockholder as every other stockholder).

(f)           Valuation of Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board, except that any publicly-traded securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Corporation shall be valued as follows:

(i)          if the securities are then traded on a national securities exchange, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange over the ten (10) trading day period ending five (5) trading days prior to the Distribution; and

(ii)         if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the Distribution.

In the event of a merger or other acquisition of the Corporation by another entity, the Distribution date shall be deemed to be the date such transaction closes.

For the purposes of this Section 3(f), “trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (i) for securities traded primarily on the New York Stock Exchange, the American Stock Exchange or a Nasdaq market, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and (ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system. If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

4.           Conversion. The holders of the Preferred Stock shall have conversion rights as follows:

(a)          Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing the Original Issue Price for the relevant series by the Conversion Price for such series. (The number of shares of Common Stock into which each share of Preferred Stock of a series may be converted is hereinafter referred to as the “Conversion Rate” for each such series.) Upon any decrease or increase in the Conversion Price for any series of Preferred Stock, as described in this Section 4, the Conversion Rate for such series shall be appropriately increased or decreased.

(b)          Automatic Conversion. Each share of Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such share (i) immediately prior to the closing of a firm commitment underwritten initial public offering through a nationally recognized underwriter pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of the Corporation’s Common Stock, provided that (A) the aggregate offering price, net of underwriters’ discounts and expenses, is at least $2.00 per share of Common Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) and (B) the aggregate proceeds of such offering (after deduction for underwriter’s discounts and expenses related to the issuance) are not less than $20,000,000, or (ii) the date specified by written consent or agreement of the holders of at least seventy-five percent (75%) of the then outstanding shares of Preferred Stock (voting as a single class and on an as-converted basis), (each of the events referred to in (i) and (ii) are referred to herein as an “Automatic Conversion Event”).

(c)          Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined by the Board. For such purpose, all shares of Preferred Stock held by each holder of Preferred Stock shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, the holder shall either (A) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock or (B) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that he elects to convert the same; provided, however, that on the date of an Automatic Conversion Event, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion Event unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the converted Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act or a merger, sale, financing, or liquidation of the Corporation or other event, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of such transaction or upon the occurrence of such event, in which case the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such transaction or the occurrence of such event.

(d)          Adjustments to Conversion Price for Diluting Issues.

(i)          Special Definition. For purposes of this Section 4(d), “Additional Shares of Common” shall mean all shares of Common Stock issued (or, pursuant to Section 4(d)(iii), deemed to be issued) by the Corporation after the filing of this Amended and Restated Certificate of Incorporation, other than issuances or deemed issuances of the following (“Excluded Securities”):

(1)         shares of Common Stock upon the conversion of shares of Preferred Stock;

(2)         shares of Common Stock and options, warrants or other rights to purchase Common Stock issued or issuable to employees, officers or directors of, or consultants or advisors to the Corporation or any subsidiary pursuant to stock grants, restricted stock purchase agreements, option plans, purchase plans, incentive programs or similar arrangements approved by the Board, including at least two of the three non-employee members of the Board;

(3)         shares of Common Stock upon the exercise or conversion of Options or Convertible Securities;

(4)         shares of Common Stock issued or issuable as a dividend or distribution on Preferred Stock or pursuant to any event for which adjustment is made pursuant to Section 4(e), 4(f) or 4(g) hereof;

(5)         shares of Common Stock issued or issuable in a registered public offering under the Securities Act;

(6)         shares of Common Stock issued or issuable pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are approved by the Board;

(7)         shares of Common Stock issued or issuable to banks, equipment lessors, real property lessors, financial institutions or other persons engaged in the business of making loans pursuant to a debt financing, commercial leasing or real property leasing transaction primarily for non-equity financing purposes approved by the Board;

(8)         shares of Common Stock issued or issuable in connection with any settlement of any action, dispute, suit, proceeding or litigation approved by the Board;

(9)         shares of Common Stock issued or issuable in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board; and

(10)        shares of Common Stock issued or issuable to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board.

(ii)         No Adjustment of Conversion Price. No adjustment in the Conversion Price of a particular series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share (as determined pursuant to Section 4(d)(v)) for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such series of Preferred Stock.

(iii)        Deemed Issue of Additional Shares of Common. In the event the Corporation at any time or from time to time after the date of the filing of this Second Amended and Restated Certificate of Incorporation shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and the conversion or exchange of the underlying securities, shall be deemed to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which shares are deemed to be issued:

(1)         no further adjustment in the Conversion Price of any series of Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock in connection with the exercise of such Options or conversion or exchange of such Convertible Securities;

(2)         if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation or in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change pursuant to the anti-dilution provisions of such Options or Convertible Securities such as this Section 4(d) or pursuant to Recapitalization provisions of such Options or Convertible Securities such as Sections 4(e), 4(f) and 4(g) hereof), the Conversion Price of each series of Preferred Stock and any subsequent adjustments based thereon shall be recomputed to reflect such change as if such change had been in effect as of the original issue thereof (or upon the occurrence of the record date with respect thereto);

(3)         no readjustment pursuant to clause (2) above shall have the effect of increasing the Conversion Price of a series of Preferred Stock to an amount above the Conversion Price that would have resulted from any other issuances of Additional Shares of Common and any other adjustments provided for herein between the original adjustment date and such readjustment date;

(4)         upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of each Series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(A)         in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such exercised Options plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

(B)         in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(5)         if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Section 4(d)(iii) as of the actual date of their issuance.

(iv)        Adjustment of Conversion Price Upon Issuance of Additional Shares of Common. In the event this Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 4(d)(iii)) without consideration or for a consideration per share less than the applicable Conversion Price of a series of Preferred Stock in effect on the date of and immediately prior to such issue, then, the Conversion Price of the affected series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued. Notwithstanding the foregoing, the Conversion Price shall not be reduced at such time if the amount of such reduction would be less than $0.01, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.01 or more in the aggregate. For the purposes of this Section 4(d)(iv), all shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock and the exercise and/or conversion of any other outstanding Convertible Securities and all outstanding Options shall be deemed to be outstanding.

(v)         Determination of Consideration. For purposes of this Section 4(d), the consideration received by the Corporation for the issue (or deemed issue) of any Additional Shares of Common shall be computed as follows:

(1)         Cash and Property. Such consideration shall:

(A)         insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with such issuance;

(B)         insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board; and

(C)         in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as reasonably determined in good faith by the Board.

(2)         Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to Section 4(d)(iii) shall be determined by dividing:

(A)         the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(B)         the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(e)          Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Prices in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(f)           Adjustments for Subdivisions or Combinations of Preferred Stock. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Preferred Stock, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Preferred Stock, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(g)          Adjustments for Reclassification, Exchange and Substitution. Subject to Section 3 (“Liquidation Rights”), if the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive each holder of such Preferred Stock shall have the right thereafter to convert such shares of Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of such series of Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(h)          Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

(i)           Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived by the consent or vote of the holders of at least seventy-five percent (75%) of the outstanding shares of such series either before or after the issuance causing the adjustment. Any such waiver shall bind all future holders of shares of such series of Preferred Stock.

(j)           Notices of Record Date. In the event that this Corporation shall propose at any time:

(i)          to declare any Distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii)         to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(iii)        to voluntarily liquidate or dissolve or to enter into any transaction deemed to be a liquidation, dissolution or winding up of the Corporation pursuant to Section 3(d);

then, in connection with each such event, this Corporation shall send to the holders of the Preferred Stock at least 10 days’ prior written notice of the date on which a record shall be taken for such Distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto and, if applicable, the amount and character of such Distribution ) or for determining rights to vote in respect of the matters referred to in (ii) and (iii) above.

Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of the Corporation and shall be deemed given on the date such notice is mailed.

The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the consent or vote of the holders of at least seventy-five percent (75%) of the Preferred Stock, voting as a single class and on an as-converted basis.

(k)          Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(l)           Special Mandatory Conversion.

(i)          Trigger Event. In the event that any holder of shares of Series A Preferred Stock and/or Series A-2 Preferred Stock (collectively, the “Series A/A-2 Preferred Stock”) does not participate in a Subsequent Financing (as defined below) by purchasing in the aggregate, in such Subsequent Financing and within the time period specified by the Corporation (provided that, the Corporation has sent to each holder of Series A/A-2 Preferred Stock at least twenty (20) days written notice of, and the opportunity to purchase its Pro Rata Amount (as defined below) of, the Subsequent Financing), at least seventy-five percent (75%) of such holder’s Pro Rata Amount, then each share of Series A/A-2 Preferred Stock held by such holder shall automatically, and without any further action on the part of such holder, be converted into one (1) share of Common Stock on a 1:1 ratio, effective upon, subject to, and concurrently with, the consummation of the Subsequent Financing. For purposes of determining the number of shares of Series A/A-2 Preferred Stock owned by a holder, and for determining the number of Offered Securities (as defined below) a holder of Series A/A-2 Preferred Stock has purchased in a Subsequent Financing, all shares of Series A/A-2 Preferred Stock held by Affiliates (as defined below) of such holder shall be aggregated with such holder’s shares and all Offered Securities purchased by Affiliates of such holder shall be aggregated with the Offered Securities purchased by such holder (provided that no shares or securities shall be attributed to more than one entity or person within any such group of affiliated entities or persons). Such conversion is referred to as a “Special Mandatory Conversion.” For the avoidance of doubt, this Special Mandatory Conversion will not apply to any Subsequent Financing in which the holders of Series A/A-2 Preferred Stock are not permitted to participate or given notice in accordance with this Section.

(ii)         Procedural Requirements. Upon a Special Mandatory Conversion, each holder of shares of Series A/A-2 Preferred Stock converted pursuant to Section 4(l)(i) shall be sent written notice of such Special Mandatory Conversion and the place designated for mandatory conversion of all such shares of Series A/A-2 Preferred Stock pursuant to this Section 4(l). Upon receipt of such notice, each holder of such shares of Series A/A-2 Preferred Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that any such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series A/A-2 Preferred Stock converted pursuant to Section 4(l)(i), including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the time of the Special Mandatory Conversion (notwithstanding the failure of the holder or holders thereof to surrender any certificates for such shares at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders therefor (or lost certificate affidavit and agreement), to receive the items provided for in the next sentence of this Section 4(l)(ii). As soon as practicable after the Special Mandatory Conversion and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Series A/A-2 Preferred Stock so converted, the Corporation shall (A) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and (B) pay cash as provided in Section 4(c) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Series A/A-2 Preferred Stock converted; provided that no accrued and unpaid dividends shall be payable on any share of Series A/A-2 Preferred Stock so converted, and such accrued and unpaid dividends shall be cancelled and extinguished in connection with such conversion. Such converted Series A/A-2 Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A/A-2 Preferred Stock accordingly.

(iii)        Assignment of Obligation. Each holder of Series A/A-2 Preferred Stock may assign in whole or in part their right to purchase their Pro Rata Amount of Offered Securities under a Subsequent Financing to any other person (such persons, the “Stockholder Designees”). To the extent a holder of Series A/A-2 Preferred Stock together with their Stockholder Designees collectively purchases at least seventy-five percent (75%) of such holder’s full Pro Rata Amount of Offered Securities in an applicable Subsequent Financing, the Series A/A-2 Preferred Stock held by such holder of Series A/A-2 Preferred Stock will not be subject to any Special Mandatory Conversion under this Section 4(l) with respect to such Subsequent Financing.

(iv)        Definitions. For purposes of this Section 4(l), the following definitions shall apply:

“Affiliate” shall mean, with respect to any holder of shares of Series A/A-2 Preferred Stock, any person, entity or firm which, directly or indirectly, controls, is controlled by or is under common control with such holder, including, without limitation, any entity of which the holder is a partner or member, any partner, officer, director, or member of such holder and any venture capital fund now or hereafter existing of which the holder is a partner or member which is controlled by or under common control with one or more general partners of such holder or shares the same management company with such holder.

“Offered Securities” shall mean the equity securities of the Corporation authorized by the Board to be offered by the Corporation for purchase by holders of outstanding shares of Series A/A-2 Preferred Stock in connection with a Subsequent Financing, and actually offered to such holders.

“Pro Rata Amount” shall mean, with respect to any holder of Series A/A-2 Preferred Stock, the lesser of (a) a number of Offered Securities calculated by multiplying the aggregate number of Offered Securities by a fraction, the numerator of which is equal to the number of shares of Series A/A-2 Preferred Stock owned by such holder, and the denominator of which is equal to the aggregate number of outstanding shares of Series A/A-2 Preferred Stock, and (b) the maximum number of Offered Securities that such holder is permitted by the Corporation to purchase in such Subsequent Financing, after giving effect to any cutbacks or limitations established by the Board and applied on a pro rata basis to all holders of Series A/A-2 Preferred Stock.

“Subsequent Financing” shall mean any transaction involving the issuance or sale of additional shares of Common Stock and Preferred Stock after the date on which the first share of Series A-2 Preferred Stock was issued in a bona fide financing transaction, unless the holders of at least seventy-five percent (75%) of the shares of the Series A/A-2 Preferred Stock elect, by written notice sent to the Corporation at least five days prior to the consummation of the Subsequent Financing, that such transaction not be treated as a Subsequent Financing for purposes of this Section 4(l).

5.           Voting.

(a)          Restricted Class Voting. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

(b)          No Series Voting. Other than as provided herein or required by law, there shall be no series voting.

(c)          Preferred Stock. Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock held by such holder could be converted as of the record date. The holders of shares of the Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. Holders of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted), shall be disregarded.

(d)          Election of Directors. The Board shall consist of five (5) members. The holders of Preferred Stock, voting together as a single class, shall be entitled to elect three (3) members of the Corporation’s Board of Directors (the “Preferred Directors”) at each meeting (or pursuant to each consent) of the Corporation’s stockholders for the election of directors. The holders of Common Stock, voting as a separate class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors at each meeting (or pursuant to each consent) of the Corporation’s stockholders for the election of directors. One (1) member of the Board of Directors shall be the Corporation’s Chief Executive Officer. Any additional members of the Corporation’s Board shall be elected by the holders of Common Stock and Preferred Stock, voting together as a single class and on an as-converted basis. The Corporation will reimburse each Preferred Director for all reasonable out-of-pocket expenses incurred by such Preferred Director for attending a meeting of the Board or for performing his or her duties as a director on the Board.

(e)          Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held at all meetings of the stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of shares of Common Stock, as such, shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate of Incorporation or pursuant to the General Corporation Law.

6.           Amendments and Changes.

(a)          So long as any shares of Preferred Stock remain outstanding (as adjusted for Recapitalizations), the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, without first obtaining the approval (by vote or written consent as provided by law) of the holders of at least seventy-five percent (75%) of the outstanding shares of the Preferred Stock (voting together as a single class on an as converted basis):

(i)          amend or repeal the certificate of incorporation or Bylaws;

(ii)         increase the authorized number of shares of common shares, including the employee incentive pool’s authorized or reserved shares;

(iii)        effect a merger, reorganization or sale of the Corporation or a substantial portion of its assets, or effect a liquidation or winding up of the Corporation;

(iv)        effect a reclassification or recapitalization of the outstanding capital stock of the Corporation, declare or pay any dividend, repurchase or redeem any securities (other than pursuant to employee or consultant agreements giving the Corporation the right to repurchase shares at the original cost thereof upon termination of services);

(v)         engage in any business or operations other than the current business or operations or the business purpose of the Corporation;

(vi)        change the number of or election procedures of the members of the Board;

(vii)       enter into any material agreement with respect to any material intellectual property assets of the Corporation;

(viii)      authorize or issue any security having rights, preferences or privileges pari passu or senior to any class of Preferred Stock;

(b)          Additionally, the consent of the holders of 75% of the outstanding shares of Series A Preferred Stock shall be required:

(i)          for any change in the rights, preferences or privileges of the Series A Preferred Stock;

(ii)         to create any new class or series of shares having rights, preferences or privileges pari passu or senior to the Series A Preferred (including creating, whether by reclassification or otherwise, any notes or debts containing equity features including debt that are convertible or exchangeable for capital stock); or

(iii)        to redeem any shares of Common Stock or Preferred Stock.

(c)          Additionally, the consent of the holders of 75% of the outstanding shares of Series A-2 Preferred Stock shall be required:

(i)          for any change in the rights, preferences or privileges of the Series A-2 Preferred Stock;

(ii)         to create any new class or series of shares having rights, preferences or privileges pari passu or senior to the Series A-2 Preferred (including creating, whether by reclassification or otherwise, any notes or debts containing equity features including debt that are convertible or exchangeable for capital stock); or

(iii)        to redeem any shares of Common Stock or Preferred Stock.

(d)          Additionally, the consent of the holders of seventy-five percent (75%) of the outstanding shares of Series B Preferred Stock shall be required:

(i)          for any change in the rights, preferences or privileges of the Series B Preferred;

(ii)         to create any new class or series of shares having rights, preferences or privileges pari passu or senior to the Series B Preferred (including creating, whether by reclassification or otherwise, any notes or debts containing equity features including debt that are convertible or exchangeable for capital stock); or

(iii)        to redeem any shares of Common Stock or Preferred Stock.

7.           Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Notwithstanding the foregoing, the Corporation shall not have the right to redeem any shares of Series A Preferred Stock, Series A-2 Preferred Stock or Series B Preferred Stock. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption.

8.           Notices. Any notice required by the provisions of this ARTICLE V to be given to the holders of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

ARTICLE VI

The Corporation is to have perpetual existence.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII

Unless otherwise set forth herein, the number of directors that constitute the Board shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.

ARTICLE IX

In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE X

To the fullest extent permitted by Delaware General Corporation Law, as the same exists or as may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

The Corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Corporation shall he required to indemnify a person in connection with any such Proceeding initiated by such person only if the Proceeding was authorized by the Board.

The Corporation shall have the power to indemnify, to the extent permitted by the Delaware General Corporation Law, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Any repeal or modification of any of the foregoing provisions of this Article X shall not adversely affect any right or protection of a director or officer of the Corporation, or other person indemnified by the Corporation, with respect to any acts or omissions of such director, officer or other person existing at the time of such repeal or modification.

ARTICLE XI

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

ARTICLE XII

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, or in being informed about, an Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any affiliate, partner, member, director, stockholder, employee, agent or other related person of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.